Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media Contact: Nicole Miller - 215.299.6791
nicole.miller@fmc.com
Investor Contact: Michael Wherley - 215.299.6543
michael.wherley@fmc.com
FMC Corporation Announces Third Quarter 2016 Results

Third Quarter 2016 Highlights

•	Consolidated revenue of $808 million

•	Consolidated GAAP earnings per diluted share of $0.59

•	Consolidated adjusted earnings per diluted share of $0.67

•	Agricultural Solutions segment earnings of $90 million

•	Health and Nutrition segment earnings of $45 million

•	Lithium segment earnings of $18 million

•	Increasing guidance for 2016 adjusted earnings per diluted share by 6 cents at the mid-point of the range to $2.76 to $2.86[1]

PHILADELPHIA, November 2, 2016 - FMC Corporation (NYSE:FMC) today reported third quarter 2016 net income per diluted share of $0.59, as compared to a net loss per diluted share of $0.02 in the third quarter of 2015. Excluding various restructuring charges, adjusted earnings were $0.67 per diluted share for the third quarter of 2016, compared to adjusted earnings of $0.42 per diluted share for the prior year quarter.
Pierre Brondeau, FMC president, CEO and chairman said: “FMC delivered another strong quarter, reporting adjusted earnings per share above the top end of guidance. Ag Solutions had a solid quarter, particularly in Latin America, reporting segment earnings at the top end of prior guidance. Lithium outperformed, increasing earnings by $16 million compared to the prior year quarter. Lithium’s performance reflects the success of FMC’s strategy to focus on higher value downstream specialty products. Health and Nutrition delivered strong margins, but revenue was below expectations. Overall, I am very pleased with the execution of our strategy. With just one quarter to go in the year, we are tightening our guidance for 2016 adjusted earnings per diluted share and raising the mid-point of the range by 6 cents per diluted share to $2.76 to $2.86.”

FMC Agricultural Solutions

FMC Agricultural Solutions reported third quarter revenue of $559 million and segment earnings of $90 million. Third quarter segment revenue declined 3 percent year-over-year, principally due to lower sales volume from market weakness and

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product rationalization, offset partially by price increases. Segment earnings increased 52 percent compared to results for third quarter 2015, as the impact of better pricing and positive foreign exchange offset the lower sales volumes and higher costs.
For the full year, segment revenue is expected to be in the range of $2.2 billion to $2.4 billion and segment earnings are expected to be in the range of $390 million to $410 million. Fourth quarter segment earnings are expected to be in the range of $117 million to $137 million, up 26 percent at the mid-point of the range.

FMC Health and Nutrition

FMC Health and Nutrition reported third quarter segment revenue of $179 million and segment earnings of $45 million. Revenue declined 9 percent and segment earnings declined 4 percent compared to the third quarter 2015 largely due to lower revenue in Omega 3 and timing of sales in Asia and Europe.
Segment revenue for the full year is expected to be between $740 and $760 million and 2016 segment earnings are expected to be between $190 and $194 million. For the fourth quarter, segment earnings are expected to be between $53 and $57 million, up 19 percent at the mid-point of the range.

FMC Lithium

FMC Lithium reported third quarter segment revenue of $70 million, an increase of 22 percent from the prior-year quarter. Segment earnings increased to $18 million in the quarter versus $2 million in the prior-year quarter. Higher average prices in all major products, lower operating costs and the devaluation of the Argentinean peso all contributed to the increase in segment earnings.
For the full year 2016, segment revenue is expected to be in the range of $265 million to $275 million. 2016 segment earnings are expected to be between $65 and $69 million, $5 million higher than previous guidance at the mid-point. Segment earnings for the fourth quarter are expected to be in the range of $16 million to $20 million, up 62 percent year-over-year at the mid-point of the range.

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Webcast and Supplemental Information
The company will post supplemental information on the web at www.FMC.com, including its 2016 Outlook Statement, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.
About FMC
For more than a century, FMC Corporation has served the global agricultural, industrial and consumer markets with innovative solutions, applications and quality products. FMC acquired Cheminova in April 2015. Revenue totaled approximately $3.3 billion in 2015. FMC employs approximately 6,000 people throughout the world and operates its businesses in three segments: FMC Agricultural Solutions, FMC Health and Nutrition and FMC Lithium. For more information, visit www.FMC.com.
Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2015 Form
10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.
This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com. In addition, we have also provided on our website at www.fmc.com reconciliations of non-GAAP terms to the most directly comparable GAAP term. Amounts in this release focus on Adjusted Earnings for all EBIT and EPS references.

1.
Although we do provide forecasts for adjusted earnings per share and adjusted cash from operations (both of which are non-GAAP financial measures), we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP. Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to restructuring, acquisition charges, and discontinued operations and related cash activity. As a result, no GAAP outlook is provided.

# # #

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015
Revenue	$807.7	$830.7	$2,416.8	$2,377.2

Costs of sales and services	528.2	610.4	1,554.6	1,600.4

Gross margin	279.5	220.3	862.2	776.8

Selling, general and administrative expenses	117.8	137.0	373.4	590.9
Research and development expenses	32.2	37.2	103.3	102.8
Restructuring and other charges (income)	14.4	45.6	39.1	78.2
Total costs and expenses	692.6	830.2	2,070.4	2,372.3
Income (loss) from operations	115.1	0.5	346.4	4.9
Equity in (earnings) loss of affiliates	(0.4)	—	(0.4)	—
Interest expense, net	20.3	20.2	61.1	58.9

Income (loss) from continuing operations before income taxes	95.2	(19.7)	285.7	(54.0)
Provision (benefit) for income taxes	12.6	(25.1)	75.5	(56.4)
Income (loss) from continuing operations	82.6	5.4	210.2	2.4
Discontinued operations, net of income taxes	(3.0)	(5.0)	(14.9)	698.8
Net income (loss)	$79.6	$0.4	$195.3	$701.2
Less: Net income attributable to noncontrolling interests	(0.1)	2.8	2.1	8.1
Net income (loss) attributable to FMC stockholders	$79.7	$(2.4)	$193.2	$693.1

Amounts attributable to FMC stockholders:
Income (loss) from continuing operations, net of tax	$82.7	$2.6	$208.1	$(5.7)
Discontinued operations, net of tax	(3.0)	(5.0)	(14.9)	698.8
Net income (loss)	$79.7	$(2.4)	$193.2	$693.1

Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.62	$0.02	$1.55	$(0.04)
Discontinued operations	(0.03)	(0.04)	(0.11)	5.22
Basic earnings per common share	$0.59	$(0.02)	$1.44	$5.18
Average number of shares outstanding used in basic earnings per share computations	134.0	133.8	133.9	133.7

Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.61	$0.02	$1.55	$(0.04)
Discontinued operations	(0.02)	(0.04)	(0.11)	5.22
Diluted earnings per common share	$0.59	$(0.02)	$1.44	$5.18
Average number of shares outstanding used in diluted earnings per share computations	134.7	134.4	134.5	133.7

Other Data:
Capital additions	$32.2	$31.6	$90.1	$76.1
Depreciation and amortization expense	$34.3	$38.0	$101.5	$92.2

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FMC CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS,
ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015
Net income (loss) attributable to FMC stockholders (GAAP)	$79.7	$(2.4)	$193.2	$693.1
Corporate special charges (income):
Restructuring and other charges (income) (a)	14.4	45.6	39.1	78.2
Non-operating pension and postretirement charges (b)	0.2	5.5	2.3	19.9
Acquisition-related charges (c)	4.4	43.0	16.8	274.0
Income tax expense (benefit) on Corporate special charges (income) (d)	(4.6)	(13.7)	(16.4)	(113.8)
Discontinued operations attributable to FMC stockholders, net of income taxes (e)	3.0	5.0	14.9	(698.8)
Tax adjustment (f)	(7.4)	(26.6)	11.1	(23.7)

Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP) (1)	$89.7	$56.4	$261.0	$228.9

Diluted earnings per common share (GAAP)	$0.59	$(0.02)	$1.44	$5.18
Corporate special charges (income) per diluted share, before tax:
Restructuring and other charges (income)	0.11	0.34	0.29	0.58
Non-operating pension and postretirement charges	—	0.04	0.02	0.15
Acquisition-related charges	0.03	0.32	0.12	2.04
Income tax expense (benefit) on Corporate special charges (income), per diluted share	(0.03)	(0.10)	(0.12)	(0.85)
Discontinued operations per diluted share	0.02	0.04	0.11	(5.22)
Tax adjustments per diluted share	(0.05)	(0.20)	0.08	(0.18)

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$0.67	$0.42	$1.94	$1.70

Average number of shares outstanding used in diluted adjusted after-tax earnings from continuing operations per share computations (2)	134.7	134.4	134.5	134.4
____________________
(1) The Company believes that the Non-GAAP financial measure “Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders”, and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. Adjusted earnings excludes the effects of Corporate special charges, tax-related adjustments and the results of our discontinued operations. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

(2)
The average number of shares outstanding used in the nine months ended September 30, 2015 diluted adjusted after-tax earnings from continuing operations per share computation (Non-GAAP) includes 0.7 million diluted shares. This number of shares differs from the average number of shares outstanding used in diluted earnings per share computations (GAAP) as we had a net loss from continuing operations attributable to FMC stockholders.

(a) Three Months Ended September 30, 2016:
Restructuring and other charges (income) includes charges of $5.8 million representing adjustments to severance and asset write-offs primarily associated with the integration of Cheminova with Agricultural Solutions. Additionally, restructuring and other charges (income) includes charges of continuing environmental sites treated as a Corporate charge of $8.1 million. Remaining restructuring and other charges (income) includes net miscellaneous charges (income) of $0.5 million.

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Three Months Ended September 30, 2015:
Restructuring and other charges (income) includes a charge of $50.7 million, primarily related to the exit of our generic crop protection business in Brazil and severance, associated with the integration of Cheminova into our existing FMC Agricultural Solutions segment as well as a charge of $16.6 million associated with the reorganization of our FMC Health and Nutrition segment, of which, $11.9 million was due to the sale of our pectin manufacturing business. Remaining restructuring and other charges (income) includes net miscellaneous charges of $2.0 million. Offsetting these charges was other income associated with sale of our remaining ownership interest in a Belgian-based pesticide distribution company for $26.6 million, slightly offset by charges from continuing environmental sites treated as a Corporate charge of $2.9 million.

Nine Months Ended September 30, 2016:
Restructuring and other charges (income) includes charges of $14.7 million representing adjustments to severance and asset write-offs primarily associated with the integration of Cheminova with Agricultural Solutions. Amounts also include $4.2 million associated as a result of the Argentina government's action to devalue its currency. Additionally, restructuring and other charges includes charges of continuing environmental sites treated as a Corporate charge of $17.1 million. Remaining restructuring and other charges (income) includes net miscellaneous charges (income) of $3.1 million.

Nine Months Ended September 30, 2015:
Restructuring and other charges (income) includes a charge of $55.5 million, primarily related to exit of generic crop protection business in Brazil and severance associated with the integration of Cheminova of $12.2 million, and a charge of $20.5 million associated with the reorganization of our FMC Health and Nutrition segment, of which, $11.9 million was due to the sale of our pectin manufacturing business. Remaining restructuring and charges included net miscellaneous charges of $5.5 million. Offsetting these charges was other income associated with sale of our remaining ownership interest in a Belgian-based pesticide distribution company for $26.6 million, slightly offset by charges from continuing environmental sites treated as a Corporate charge of $8.3 million and a charge of $15.0 million associated with a license agreement entered into for the purpose of obtaining certain technology and intellectual property rights relating to new compounds still under development both of which pertain our FMC Agricultural Solutions segment.

(b) Our non-operating pension and postretirement costs are defined as those costs related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These costs are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We exclude these non-operating pension and postretirement costs from our segments as we believe that removing them provides a better understanding of the underlying profitability of our businesses, provides increased transparency and clarity in the performance of our retirement plans and enhances period-over-period comparability. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. We believe these elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.
(c) Charges related to the expensing of the inventory fair value step-up resulting from the application of purchase accounting, legal and professional fees and gains or losses on hedging purchase price associated with the planned or completed acquisitions. Amounts represent the following:

	Three Months Ended September 30		Nine Months Ended September 30
(in Millions)	2016	2015	2016	2015
Acquisition-related charges
Legal and professional fees (1), (2)	$4.4	$14.2	$16.8	$53.8
Inventory fair value amortization (3)	—	28.8	—	48.1
(Gain)/loss on hedging purchase price (2)	—	—	—	172.1
Total Acquisition-related charges (4)	$4.4	$43.0	$16.8	$274.0
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(1)	Represents transaction costs, costs for transitional employees, other acquired employees related costs and integration-related legal and professional third-party fees.

(2)	These charges are recorded as a component of “Selling, general and administrative expense" on the condensed consolidated statements of income (loss).

(3)	These charges are recorded as a component of “Cost of sales and services" on the condensed consolidated statements of income (loss).

(4)	Acquisition-related charges associated with the integration of Cheminova with Agricultural Solutions are expected to be completed by the end of 2016.

(d) The income tax expense (benefit) on Corporate special charges (income) is determined using the applicable rates in the taxing jurisdictions in which the Corporate special charge or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.
(e) Three and Nine Months Ended September 30, 2016 and 2015
Discontinued operations includes provisions, net of recoveries, for environmental liabilities, legal reserves and expenses related to previously discontinued operations. Discontinued operations for the nine months ended September 30, 2015, includes the divestiture gain of approximately $700 million associated with the sale of FMC Alkali Chemicals division which was completed on April 1, 2015.

(f)
We exclude the GAAP tax provision, including discrete items, from the Non-GAAP measure of income, and instead include a Non-GAAP tax provision based upon the projected annual Non-GAAP effective tax rate. The GAAP tax provision includes certain discrete tax items including, but are not limited to: income tax expenses or benefits that are not related to ongoing business operations in the current year; tax adjustments associated with fluctuations in foreign currency remeasurement of certain foreign operations; certain changes in estimates of tax matters related to prior fiscal years; certain changes in the realizability of deferred tax assets and related interim accounting impacts; and changes in tax law; and the impact of excluding subsidiary losses that cannot be benefited from the GAAP EAETR and earnings to which it is applied. Management believes excluding these discrete tax items assists investors and securities analysts in understanding the tax provision and the effective tax rate related to ongoing operations thereby providing investors with useful supplemental information about FMC's operational performance.

	Three Months Ended		Nine Months Ended
	September 30		September 30
(in Millions)	2016	2015	2016	2015
Non-GAAP tax adjustments:
Revisions to our tax liabilities due to finalization of prior year tax returns	$0.7	$(0.9)	$2.3	$0.1
Revisions to valuation allowances of historical deferred tax assets	—	—	0.4	7.6
Foreign currency remeasurement and other discrete items	(8.1)	(25.7)	8.4	(31.4)
Non-GAAP tax adjustments	$(7.4)	$(26.6)	$11.1	$(23.7)

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RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS (GAAP) TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST AND INCOME TAXES (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015
Net income (loss) (GAAP)	$79.6	$0.4	$195.3	$701.2
Restructuring and other charges (income)	14.4	45.6	39.1	78.2
Non-operating pension and postretirement charges	0.2	5.5	2.3	19.9
Acquisition-related charges	4.4	43.0	16.8	274.0
Discontinued operations, net of income taxes	3.0	5.0	14.9	(698.8)
Interest expense, net	20.3	20.2	61.1	58.9
Provision (benefit) for income taxes	12.6	(25.1)	75.5	(56.4)
Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP) (1)	$134.5	$94.6	$405.0	$377.0
___________________

(1)	Referred to as Adjusted Operating Profit.

RECONCILIATION OF CASH PROVIDED (REQUIRED) BY OPERATING ACTIVITIES (GAAP) TO ADJUSTED CASH FROM OPERATIONS
(Unaudited, in millions)

	Nine Months Ended
	September 30
	2016	2015
Cash provided (required) by operating activities (GAAP)	$411.0	$(246.8)
Transaction and integration costs related to acquisition of Cheminova	16.8	53.8
Hedge settlement of Cheminova	—	264.8
U.S. federal income tax payments related to sale of Alkali	—	239.0
Adjusted cash from operations (Non-GAAP) (1)	$427.8	$310.8

___________________

(1)
The Company believes that the Non-GAAP financial measure “Adjusted cash from operations” provides useful information about the Company’s cash flows to investors and securities analysts. Adjusted cash from operations excludes the effects of acquisition-related cash flows. The Company also believes that excluding the effects of these items from cash provided (required) by operating activities allows management and investors to compare more easily the cash flows from period to period.

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FMC CORPORATION
FMC AGRICULTURAL SOLUTIONS PRO FORMA FINANCIAL RESULTS
(Unaudited, in millions)

In the second quarter of 2015, we began to present pro forma combined results for the FMC Agricultural Solutions segment for 2015 and 2014. We believe that reviewing our operating results by combining actual and pro forma results for the FMC Agricultural Solutions segment for 2015 is more useful in identifying trends in, or reaching conclusions regarding, the overall operating performance of this segment. Our pro forma segment information includes adjustments as if the Cheminova transaction had occurred on January 1, 2015. Our pro forma data will also be adjusted for the effects of acquisition accounting but will not include adjustments for cost related to integration activities, cost savings or synergies that might be achieved by the combined businesses. Pro forma amounts to be presented will not necessarily be indicative of what our results would have been had we operated Cheminova since January 1, 2015, nor our future results. We believe that reviewing our operating results by combining actual and pro forma results for the FMC Agricultural Solutions segment for these interim periods is more useful in identifying trends in, or reaching conclusions regarding, the overall operating performance of the segment.

FMC Agricultural Solutions Pro Forma Financial Results
	Three Months Ended September 30		Nine Months Ended September 30
(in Millions)	2016	2015	2016	2015
Revenue
Revenue, FMC Agricultural Solutions, as reported (1)	$558.9	$577.6	$1,657.0	$1,595.6
Revenue, Cheminova, pro forma (2)	—	—	—	362.0
Pro Forma Combined, Revenue (3)	$558.9	$577.6	$1,657.0	$1,957.6
Operating Profit
Operating Profit, FMC Agricultural Solutions, as reported (1)	$90.1	$59.4	$272.8	$262.6
Operating Profit, Cheminova, pro forma (2)	—	—	—	19.9
Pro Forma Combined, Operating Profit (3)	$90.1	$59.4	$272.8	$282.5
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(1)	As reported amounts are the results of operations of FMC Agricultural Solutions, including the results of the Cheminova acquisition from April 21, 2015 onward.

(2)
Cheminova pro forma amounts include the historical results of Cheminova, prior to April 21, 2015. These amounts also include adjustments as if the Cheminova transaction had occurred on January 1, 2015, including the effects of acquisition accounting. The pro forma amounts do not include adjustments for expenses related to integration activities, cost savings or synergies that may have been or may be achieved by the combined segment.

(3)
The pro forma combined amounts are not necessarily indicative of what the results would have been had we acquired Cheminova on January 1, 2015 or indicative of future results. For the three and nine months ended September 30, 2016 and for the three months ended September 30, 2015, pro forma results and actual results are the same.

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FMC CORPORATION
INDUSTRY SEGMENT DATA
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015
Revenue
FMC Agricultural Solutions	$558.9	$577.6	$1,657.0	$1,595.6
FMC Health and Nutrition	178.9	195.9	566.3	613.5
FMC Lithium	69.9	57.2	193.5	168.1
Total	$807.7	$830.7	$2,416.8	$2,377.2
Income from continuing operations before income taxes
FMC Agricultural Solutions	90.1	59.4	272.8	262.6
FMC Health and Nutrition	45.1	47.0	137.3	148.5
FMC Lithium	17.5	1.8	48.9	11.9
Segment operating profit (a)	152.7	108.2	459.0	423.0
Corporate and other	(18.2)	(13.6)	(54.0)	(46.0)
Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP)	$134.5	$94.6	$405.0	$377.0

Interest expense, net	(20.3)	(20.2)	(61.1)	(58.9)
Corporate special (charges) income:
Restructuring and other (charges) income (b)	(14.4)	(45.6)	(39.1)	(78.2)
Non-operating pension and postretirement charges (c)	(0.2)	(5.5)	(2.3)	(19.9)
Acquisition-related charges (d)	(4.4)	(43.0)	(16.8)	(274.0)
(Provision) benefit for income taxes	(12.6)	25.1	(75.5)	56.4
Discontinued operations, net of income taxes (e)	(3.0)	(5.0)	(14.9)	698.8
Net income attributable to noncontrolling interests	0.1	(2.8)	(2.1)	(8.1)
Net income (loss) attributable to FMC stockholders	$79.7	$(2.4)	$193.2	$693.1
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(a) Referred to as Segment Earnings.
(b) Three months ended September 30, 2016: Amounts related to FMC Agricultural Solutions charges of $8.7 million, FMC Health and Nutrition charges of $0.7 million, FMC Lithium charges of $0 million and Corporate charges of $5.0 million.
Three months ended September 30, 2015: Amounts related to FMC Agricultural Solutions charges of $24.1 million, FMC Health and Nutrition charges of $16.6 million, FMC Lithium charges of $0 million and Corporate charges of $4.9 million.
Nine months ended September 30, 2016: Amounts related to FMC Agricultural Solutions charges of $21.2 million, FMC Health and Nutrition charges of $4.0 million, FMC Lithium charges of $0.6 million and Corporate charges of $13.3 million.
Nine months ended September 30, 2015: Amounts related to FMC Agricultural Solutions charges of $47.2 million, FMC Health and Nutrition charges of $20.6 million, FMC Lithium charges of $0.5 million and Corporate charges of $9.9 million.
(c) See Note (b) to the schedule “Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.
(d) See Note (c) to the schedule “Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.
(e) See Note (e) to the schedule “Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

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FMC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	September 30, 2016	December 31, 2015
Cash and cash equivalents	$130.7	$78.6
Trade receivables, net of allowance of $11.6 in 2016 and $13.9 in 2015	1,603.4	1,851.4
Inventories	817.4	800.2
Prepaid and other current assets	252.6	241.7
Total current assets	2,804.1	2,971.9

Investments	1.1	2.5
Property, plant and equipment, net	1,031.0	1,016.4
Goodwill	798.6	776.1
Other intangibles, net	849.2	837.0
Other assets including long-term receivables, net	457.2	435.1
Deferred income taxes	268.6	286.9
Total assets	$6,209.8	$6,325.9

Short-term debt and current portion of long-term debt	$63.2	$112.6
Accounts payable, trade and other	371.6	403.6
Advanced payments from customers	5.0	249.9
Accrued and other liabilities	331.9	337.6
Accrued customer rebates	417.4	256.1
Guarantees of vendor financing	88.0	67.2
Accrued pensions and other postretirement benefits, current	6.4	6.4
Income taxes	25.3	19.9
Total current liabilities	1,308.8	1,453.3

Long-term debt	1,913.3	2,036.3
Long-term liabilities	867.0	928.0
Equity	2,120.7	1,908.3
Total liabilities and equity	$6,209.8	$6,325.9

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FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Nine Months Ended September 30
	2016	2015
Cash provided (required) by operating activities of continuing operations (1)	$411.0	$(246.8)

Cash provided (required) by operating activities of discontinued operations	(23.2)	(63.7)

Cash provided (required) by investing activities of continuing operations	(101.2)	(1,281.7)

Cash provided (required) by investing activities of discontinued operations	4.0	1,634.3

Cash provided (required) by financing activities of continuing operations:
Increase (decrease) in short-term debt	(50.4)	(537.6)
Financing Fees	(0.7)	—
Proceeds from borrowings of long-term debt	2.1	1,650.1
Repayments of long-term debt	(126.3)	(1,024.4)
Issuances of common stock, net	2.4	5.8
Excess tax benefits from share-based compensation	0.5	1.6
Dividends paid	(66.4)	(64.3)
Other repurchases of common stock	(1.6)	(3.2)
Cash provided (required) by financing activities	(240.4)	28.0
Effect of exchange rate changes on cash	1.9	(5.9)
Increase (decrease) in cash and cash equivalents	52.1	64.2

Cash and cash equivalents, beginning of year	78.6	109.5

Cash and cash equivalents, end of period	$130.7	$173.7
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(1)
The nine months ended September 30, 2015 includes $264.8 million in payments associated with the Cheminova acquisition purchase price hedges and approximately $239.0 million in U.S. federal income tax payments principally driven by the sale of our Alkali Chemicals business.

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